SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMEC plc

(Exact Name of Registrant as Specified in Its Charter)

(Name to be changed to Amec Foster Wheeler plc)

England and Wales	Alison Yapp General Counsel & Company Secretary AMEC plc 4th Floor Old Change House 128 Queen Victoria Street London EC4V 4BJ United Kingdom	Not Applicable
(State of Incorporation or Organization)	(Address of Principal Executive offices)	(I.R.S. Employer Identification no)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
American Depositary Shares evidenced by American Depositary Receipts, each American Depositary Share representing ordinary shares of AMEC plc	New York Stock Exchange, Inc.

Ordinary shares, nominal value £0.50 per share*	New York Stock Exchange, Inc.*

*Not for trading, but only in connection with the listing of the American Depositary Shares on the New York Stock Exchange, Inc. The American Depositary Shares represent the right to receive ordinary shares of AMEC plc and are being registered under the Securities Act of 1933, as amended, pursuant to a separate Registration Statement on Form F-6.  Accordingly, the American Depositary Shares are exempt from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-199116

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

The Registrant originally filed with the Securities and Exchange Commission (the “Commission”) on 2 October 2014 a Registration Statement on Form F-4 (File No. 333-199116) (the “Registration Statement”) relating to the Registrant’s ordinary shares. The Registration Statement was declared effective by the Commission on 6 October 2014 and was subsequently amended by Post-Effective Amendment No. 1 filed on 4 November 2014. The Registrant filed a prospectus (the “Prospectus”) pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on 6 October 2014, which was subsequently amended on 4 November 2014. The Prospectus is incorporated herein by reference to the extent set forth below.

Further to a vote by shareholders of the Registrant on 23 October 2014, the Registrant’s name will be changed to Amec Foster Wheeler plc upon the implementation agreement dated 13 February 2014, as amended by the letter agreement dated 28 March 2014, the deed of amendment dated 28 May 2014 and the deed of amendment dated 2 October 2014, each between the Registrant and Foster Wheeler AG (together, the “Implementation Agreement”), becoming unconditional in all respects.

Item 1. Description of Registrant’s Securities to be Registered

Reference is made to the information set forth under the headings “Description of AMEC American Depositary Shares” on pages 445 through 456, “Description of AMEC Shares and Articles of Association” on pages 436 through 444, “Comparison of Shareholders’ Rights” on pages 457 through 482 and “Material Tax Consequences” on pages 424 through 435 of the Prospectus, which information is incorporated herein by reference.

Item 2. Exhibits

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on the New York Stock Exchange, Inc. and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized.

AMEC plc
(Registrant)

By:	/s/ Ian McHoul

Name: Ian McHoul

Title: Chief Financial Officer

Date: 4 November 2014

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